Exhibit 99.1

NEWS RELEASE

For Release: Tuesday, February 3, 2015, 3:05 pm Central Time	Contact:	Vascular Solutions, Inc.
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS FOURTH QUARTER RESULTS

-	Q4 net revenue increased 15.5% to a record quarterly level of $33.6 million, exceeding the top end of guidance
-	Q4 GAAP EPS increased 15% to $0.23, exceeding the top end of guidance
-	2015 revenue guidance calls for Vascular Solutions’ 12th consecutive year of double-digit growth to a range of $139 million to $143 million, representing an increase of 12% at the mid-point
-	2015 adjusted earnings guidance set for $0.88-$0.92, excluding Short Kit litigation expenses

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the fourth quarter and full year ended December 31, 2014, and provided financial guidance for the first quarter and full year of 2015.

Consistent with the company’s preliminary report issued on January 8, net revenue grew 15.5% to $33.6 million in the fourth quarter of 2014 compared to $29.1 million in the fourth quarter of 2013, representing record quarterly revenue which exceeded the company’s guidance range of between $32.5 million and $33.5 million.

U.S. net revenue increased 8% to $26.8 million compared to $24.8 million in the year-ago fourth quarter. International net revenue increased 59% to $6.8 million compared to $4.3 million in the year-ago fourth quarter.

Gross margin across all product lines was 65.6% compared to 66.5% in the fourth quarter of 2013. Gross margin between quarters varies based on product selling mix and geographic sales growth and was impacted in 2014 by the substantial increase in international sales through independent distributors at a lower gross margin. For the full year 2014, gross margin was 66.9%, consistent with the gross margin of the previous two years. For 2015, Vascular Solutions expects gross margin to be in the range of 66.5% to 67.5%.

Operating income in the fourth quarter was $5.3 million, representing an operating margin of 15.8%. In the year-ago fourth quarter, operating income was $4.7 million, representing an operating margin of 16.3%. The decrease in operating margin was driven by approximately $1.7 million in legal expenses associated with the Short Kit litigation in the fourth quarter of 2014. Without the Short Kit legal expenses, operating income in the fourth quarter of 2014 would have been $7.0 million, representing an operating margin of 21.0%.

Fourth quarter net income was $4.2 million, an increase of 18% from $3.5 million in the fourth quarter of 2013.

Earnings per share in the fourth quarter was $0.23, an increase of 15% from $0.20 in the year-ago quarter. Earnings in the fourth quarter of 2014 substantially exceeded the top end of company’s guidance of $0.16 to $0.18 per share.

“We are very pleased to report another record quarterly performance to close out our 11th consecutive year of double-digit product revenue growth,” said Howard Root, Chief Executive Officer of Vascular Solutions. “Both our sales and earnings during the fourth quarter exceeded the top end of our guidance range, and as we move into 2015 we have very strong momentum in our new product introductions. During 2015 we expect to sustain our record of double-digit revenue growth and preserve our operating leverage while continuing to invest in developing new medical devices that improve clinical outcomes for patients, which has been the hallmark of our business.”

“The strength and durability of our business model, which has been in place now for more than a decade, was once again apparent during 2014,” Mr. Root added. “Just as we have in each of the previous ten years, in 2014 we launched multiple clinically-relevant products, demonstrated above-market revenue growth, and leveraged more products through our direct U.S. sales force and our independent distributor network in more than 50 countries. We are excited about our outlook for 2015 and for many years to come. Our internal pipeline of new clinically-relevant medical devices is exceptionally strong, with more than 40 projects at various stages of development, and with several longer-term large opportunities led by our fast-track development of freeze-dried plasma in partnership with the U.S. Army. Our strengths in sales and marketing make Vascular Solutions a sought-after distribution partner, while our strong cash position and working capital flexibility give us the ability to pursue tuck-in acquisitions that will enhance our growth.”

Fourth Quarter Revenue by Product Line

Catheter Products. Net sales of catheter products, the company’s largest product line, were $22.2 million, an increase of 24% compared to $17.9 million in the fourth quarter of 2013.

Within the catheter products category, sales of the GuideLiner® catheter were $9.5 million, an increase of 71% from $5.6 million in the year-ago quarter. In the U.S., GuideLiner sales grew 35%, while in international markets GuideLiner sales increased 172%.  “The major contributor to our growth in GuideLiner business during 2014 was the launch in Japan in January 2014 through our distributor Japan Lifeline,” Mr. Root said. “But even excluding Japan, international sales of GuideLiner increased by more than 63% in the fourth quarter and by nearly 49% for the full year. GuideLiner sustained its rapid pace of growth worldwide during its fourth year on the market as more physicians embraced the clinical benefits of using our pioneering rapid exchange guide extension catheter in challenging interventions.”

Other catheter products that contributed to the year-over-year sales increase during the fourth quarter were the Elite™ line of interventional snares, which gained 60%; the TwinPass® dual-lumen catheter, which increased 56%; the Guardian® hemostat value and related inflation device, which increased 51%; the SuperCross® line of micro-catheters, which gained 27%; interventional guidewires, which grew 22%; and micro-introducer kits, which increased 21%. Fourth quarter sales of Pronto® aspiration catheters were $4.3 million, a decrease of 13% from $5.0 million in the year-ago quarter due primarily to competitive pricing pressures.

Hemostat Products. Net sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable, and radial access products) were $6.1 million in the fourth quarter, an increase of 2% from $6.0 million in the year-ago quarter. “While patch products used to assist closure of femoral artery punctures continued to decline due to heavy competition and the migration away from femoral artery catheterization in favor of radial artery access procedures, Vascular Solutions’ line of radial products grew and stabilized our hemostat product sales during the quarter,” Mr. Root said. “Combined sales of our Vasc™ Band radial hemostasis device and Accumed™ wrist positioning splint were $1.3 million, an increase of 34% from the fourth quarter of 2013. Because we are still in the early stages of our new product initiatives for radial artery catheterization, we expect further substantial growth in radial product sales during 2015.”

Vein Products and Services. Net sales of vein products and services were $5.2 million in the fourth quarter, an increase of 1% from $5.1 million in the year-earlier quarter. Included in fourth quarter vein product revenue was $3.0 million from reprocessing of the Covidien ClosureFAST® radiofrequency catheter, an increase of 3% from $2.9 million in the fourth quarter of 2013. “For the full year 2014, reprocessing contributed $10.2 million to our revenue, an increase of 24% from $8.2 million in 2013, as a growing number of vein clinics acknowledge the reliability and embrace the cost savings in reprocessing,” Mr. Root said. “Since the introduction of our reprocessing service in January of 2012, our reprocessing partner has established an excellent safety record with more than 75,000 successfully reprocessed catheters.”

Full Year Financial Highlights

Vascular Solutions’ 2014 net revenue increased 14% to $126.1 million compared to $110.5 million in 2013. U.S. product sales grew 10% to $103.3 million compared to $93.7 million in 2013, while product sales in international markets grew by 36% to $22.3 million compared to $16.5 million in 2013.

On a worldwide basis, Vascular Solutions’ 2014 sales of catheter products grew 19% to $82.9 million from $69.9 million in 2013. Within catheter products, GuideLiner catheter sales grew 53% to $31.8 million.

Sales of hemostat products grew 3% during 2014 to $24.4 million from $23.8 million in 2013. The main drivers of growth in hemostat products were the Vasc Band and Accumed products for radial access, which combined contributed $4.7 million to 2014 revenue.

Vein products and services revenue grew 11% to $18.4 million in 2014 from $16.5 million in 2013. The growth driver in vein products and services was reprocessing, which grew 24% to $10.2 million from $8.2 million.

On a GAAP basis, earnings per diluted share gained nearly 11% to $0.72 in 2014 compared to $0.65 in 2013.

During 2014, Vascular Solutions generated $17.5 million in cash from operating activities.

Financial Guidance

For net revenue in 2015, Vascular Solutions is providing guidance of between $139 million and $143 million. The mid-point of the range represents an increase of 12% from $126.1 million in net revenue for 2014.

As previously disclosed, earnings guidance in 2015 will be on an adjusted basis, excluding expenses associated with the Short Kit litigation. As adjusted, Vascular Solutions is providing earnings guidance of between $0.88 and $0.92 per fully diluted share for 2015. Included in the 2015 adjusted earnings guidance are $3.9 million in non-cash stock-based compensation, $1.6 million in amortization of intangibles, between $1.6 million and $1.7 million for the U.S. medical device excise tax, and a 36% income tax rate.  While the Short Kit litigation timing and expenses are very difficult to forecast and therefore excluded from adjusted earnings guidance, Vascular Solutions continues to project roughly $2 million per quarter in Short Kit litigation expenses for the foreseeable future.

For the first quarter of 2015, Vascular Solutions is providing guidance for net revenue of between $33.0 million and $34.0 million, which at the mid-point represents growth of 12% from $29.9 million in the first quarter of 2014. On an adjusted basis excluding legal expenses associated with the Short Kit litigation, Vascular Solutions is providing guidance for net earnings of between $0.16 and $0.18 per diluted share for the first quarter of 2015. The Company reported $0.16 in GAAP net earnings per diluted share in the first quarter of 2014. Included in the company’s net earnings guidance for the first quarter of 2015 are $1.5 million in non-cash stock-based compensation, approximately $410,000 in amortization of intangibles, approximately $400,000 for the U.S. medical device excise tax, and a 36% income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended 2014 with $36.5 million in cash and cash equivalents compared to $41.6 million at the end of the third quarter of 2014 and $30.8 million at the end of 2013. During the fourth quarter of 2014, the company generated $3.2 million in cash from operations and used cash of $7.1 million to acquire its principal manufacturing facility, $1.9 million for other capital expenditures, and $819,000 for share repurchases.  On November 13, the company announced a share repurchase plan to purchase up to $20 million of the company’s common stock through December 31, 2015.  During the fourth quarter, the company repurchased 33,401 shares at an average price of $24.52 per share. The company continues to have no debt.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m. Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com. An audio replay of the call will be available until Tuesday, February 10, 2015, by dialing 888-203-1112 and entering conference ID# 3309630. A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Tuesday, February 10, 2015. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(note)

Revenue:
Product revenue	$33,449	$29,000	$125,666	$110,197
License, royalty and collaboration revenue	137	72	433	301
Total revenue	33,586	29,072	126,099	110,498

Product costs and operating expenses:
Cost of goods sold	11,542	9,724	41,699	36,156
Collaboration expenses	40	19	165	60
Research and development	3,603	3,165	13,441	13,191
Clinical and regulatory	1,208	1,149	4,979	4,408
Sales and marketing	7,418	6,910	29,825	27,372
General and administrative	3,704	2,120	12,986	8,991
Litigation settlement	-	520	-	1,332
Medical device excise taxes	351	324	1,435	1,319
Amortization of purchased technology and intangibles	408	410	1,642	1,572
Operating earnings	5,312	4,731	19,927	16,097

Other expenses	(6)	(3)	(15)	(14)
Earnings before income taxes	5,306	4,728	19,912	16,083

Income tax expense	(1,146)	(1,191)	(7,178)	(4,941)
Net earnings	$4,160	$3,537	$12,734	$11,142

Net earnings per share - basic	$0.25	$0.21	$0.75	$0.68
Weighted average shares used in calculating - basic	16,938	16,599	16,892	16,412
Net earnings per share - diluted	$0.23	$0.20	$0.72	$0.65
Weighted average shares used in calculating - diluted	17,810	17,325	17,711	17,025

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	December 31, 2014	December 31, 2013
	(note)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$36,461	$30,785
Accounts receivable, net	17,105	14,481
Inventories	15,908	14,002
Prepaid expenses and other	5,231	2,472
Current portion of deferred tax assets	3,681	6,000
Total current assets	78,386	67,740
Property, plant and equipment, net	25,665	16,187
Goodwill	10,259	10,532
Intangible assets, net	10,164	11,943
Deferred tax assets, net of current portion	2,894	1,739
Total assets	$127,368	$108,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$13,023	$11,385

Long-term deferred revenue, net of current portion	202	406
Long-term deferred tax liabilities	803	-
Total long-term liabilities	1,005	406

Shareholders’ equity:
Total shareholders’ equity	113,340	96,350
Total liabilities and shareholders’ equity	$127,368	$108,141

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP ADJUSTED EARNINGS GUIDANCE RECONCILIATION
(Unaudited)

	Three Months Ended March 31, 2015	Twelve Months Ended December 31, 2015

Projected GAAP net earnings per share (diluted)	$0.09 to $0.11	$0.60 to $0.64
Projected legal expenses (a)	$0.07	$0.28
Projected non-GAAP adjusted net earnings per share (diluted)	$0.16 to $0.18	$0.88 to $0.92

(a)	Consisting of legal expenses, net of taxes, expected to be incurred in connection with the Short Kit litigation.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of more than 80 products and services in three categories: catheter products, hemostat products and vein products. Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists, and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of Covidien LP Limited Partnership.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, gross margin, operating profitability and margin, earnings per share, non-cash stock-based compensation, amortization of intangibles, medical device excise taxes, income tax rate, and defense against the pending criminal indictment of the company and our Chief Executive Officer related to our Vari-Lase Short Kit product. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, defense of criminal litigation, exposure to potential shareholder litigation, exposure to intellectual property claims and litigation, significant variability in quarterly results, exposure to possible product liability claims, doing business in international markets, the development of new products by others, our reliance on the development of new products and services, constraints or interruptions in production from key suppliers, breaches or other failures of information technology and communications systems, the availability of third party reimbursement, and actions by government regulatory agencies.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are providing non-GAAP financial guidance for the quarter and full-year ended December 31, 2015, adjusted for the effects of legal fees to be incurred in defense of the Short Kit litigation. We believe that the non-GAAP financial measures presented provide meaningful insight to investors by adjusting for unpredictable events that vary in frequency and magnitude and allowing investors to evaluate our financial performance without the effects of these events. We use non-GAAP financial measures to assess our operating performance and to compare results between periods. We also use non-GAAP financial measures in determining achievement levels under corporate objectives for incentive compensation. The method we use to produce non-GAAP earnings per share is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP measures should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as supplemental information in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, the non-GAAP measures presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP measures to the comparable GAAP measures, which is attached to this release.

For further information, connect to www.vasc.com.
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